Exhibit 99.1

DIGITAL ANGEL COMMENTS ON THE COMPLETION OF VERICHIP’S
SALE OF XMARK CORPORATION TO THE STANLEY WORKS

DIGITAL ANGEL RECEIVES $5.3 MILLION IN DEBT REPAYMENT AND OTHER REIMBURSEMENTS

COMPANY ALSO EXPECTS TO RECEIVE APPROXIMATELY $7 MILLION
IN SPECIAL DIVIDEND FROM VERICHIP

SO. ST. PAUL, MN (July 21, 2008) — Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, commented today on the completion of the sale of Xmark Corporation, a wholly-owned subsidiary of VeriChip Corporation, to Stanley Canada Corporation, a wholly-owned subsidiary of The Stanley Works (NYSE:SWK) for $47.9 million in cash, consisting of the originally announced $45 million purchase price plus a balance sheet adjustment of $2.9 million. Stockholders of VeriChip Corporation approved the transaction at a special meeting held July 17, 2008. Digital Angel is a 48.3% stockholder of VeriChip Corporation.

From the proceeds of the sale, the Company received from VeriChip a debt repayment and other reimbursements of approximately $5.3 million on July 18, 2008. In addition, the Company currently expects to receive a special dividend of approximately $7 million at some time during the third quarter, representing approximately 48.3% of the special dividend of approximately $15 million that VeriChip intends to pay to its stockholders.

Lorraine M. Breece, Digital Angel’s Chief Financial Officer, noted, “As a result of the debt repayment, other reimbursements from VeriChip and the expected receipt of the special dividend, we plan to repay approximately $9.0 million of existing term debt and to add approximately $3.5 million to our available working capital. This should significantly improve our balance sheet, reduce our interest expense and strengthen our financial condition.”

Joseph J. Grillo, Chief Executive Officer of Digital Angel, added, “The closing of this transaction marks another big step in our restructuring program, which should result in a major improvement to our balance sheet and a clearer focus on our core operations, animal identification and emergency identification solutions.”

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts. Digital Angel is an approximately 48% stockholder of VeriChip Corporation (NASDAQ: CHIP).

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the transaction and its impact on the Company’s financial results and condition, the anticipated impact of the restructuring program on the Company’s business, the intended use of proceeds from the transaction, and the expected amount of the dividend, which may vary depending on other costs and expenses. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel
Jay McKeage
(651) 554-1564
jmckeage@digitalangel.com

###